Exhibit 99.1

Contacts:       Margo Happer
                       Vice President, Investor Relations and
                       Corporate Communications
                       IDX Systems Corporation
                       (802) 859-6169

                        Bob Osmond
                        Osmosis Communications, Inc.
                        For IDX Systems Corporation
                        bob@osmosiscommunications.com
                        (802) 472-3444

                        Mark Reis
                        Stentor Marketing and Corporate Communications
                        mark@stentor.com
                        650) 228-5384

FOR IMMEDIATE RELASE

IDX SYSTEMS CORPORATION AND STENTOR, INC.
RENEW TECHNOLOGY PARTNERSHIP FOR MEDICAL IMAGE AND
INFORMATION MANAGEMENT SYSTEM
Combined offering of customer-proven imaging and workflow technology extended until 2015

BURLINGTON, VT and SAN FRANCISCO, CA—November 17, 2004—IDX Systems Corporation (NASDAQ: IDXC), a leading provider of healthcare information technology systems, and Stentor, Inc., a leader in the distribution, management and storage of digital medical images, today announced that they have renewed and extended their technology partnership for the delivery of integrated Picture Archiving and Communication Systems (PACS) until 2015.

Since November 2000, when the partnership began, IDX’s Imagecast™ PACS and Stentor’s iSite® PACS have been developed with IDX’s advanced workflow technology and Stentor’s advanced imaging technology. Both solutions have been deployed at leading hospitals, academic medical centers, integrated delivery networks and imaging centers across North America. Customers have benefited from improved image access, time-to-report, and overall efficiency as a result of the collaboration between IDX and Stentor.

“We are proud to have come such a long way in helping so many facilities improve efficiency and patient care and we eagerly anticipate building on that success,” said Jeff Otten, Chief Executive Officer, Stentor.

“The integrated radiology workflow we have delivered has brought tremendous value to Imagecast customers and their patients by improving access and streamlining key processes,” said James H. Crook, Jr., Chief Executive Officer, IDX. “Our commitment to the delivery of a unified platform for diagnostic imaging will continue to help our customers save time, money and lives.”

For more information visit Stentor (booth 6527) and IDX (booth 1936) at the upcoming RSNA Conference in Chicago, November 28 – December 3, 2004.

About Stentor

Stentor, Inc. is a leader in the distribution, management, and storage of digital medical images. Through the company’s iSyntax® technology, Stentor has created iSite PACS for image distribution, radiology reading, and always online long-term storage. In July 2004, Stentor was awarded the 2004 PACS Customer Value Enhancement Award from Frost & Sullivan. In December 2003, Stentor was rated #1 in the KLAS PACS report, the industry’s leading report on PACS. Stentor is an ISO13485 certified medical device manufacturer and first received 510(k) clearance to market its product from the FDA in October 1999.

IDX Imagecast solutions provide healthcare institutions, such as hospitals, academic medical centers, integrated delivery networks and imaging centers, with comprehensive distributed access to significant clinical findings and associated images. Our solutions optimize productivity, enhance business practices, and facilitate clinical decision making. Today’s leading medical specialists, business managers, and executives can depend on IDX because only Imagecast products combine advanced technology with unmatched expertise to deliver visionary workflow integration. For more information, visit www.idx.com/imagecast. Also, be sure to visit Imagecast at this year’s RSNA, November 28-December 3 in Chicago at Booth 1936. For more information, visit www.idx.com/rsna.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,300 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX software solutions are installed at:

380 Integrated delivery networks (IDNs) representing more than 500 hospitals
175 large group practices with more than 200 physicians
665 mid-size group practices with less than 200 physicians

IDX also provides its enterprise clinical software as a subcontractor to BT and Fujitsu Services, Local Service Providers for the United Kingdom National Health Service’s National Programme for Information Technology, an initiative to establish electronic patient records for 50 million patients.

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,100 full-time employees.

IDX and Imagecast are trademarks or registered trademarks of IDX Investment Corporation.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in developing new services and systems, including Imagecast PACS, difficulties in implementing systems including Imagecast PACS, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.